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                                                                  Exhibit 99.(1)


                                                                  NEWS RELEASE


                          AK Steel Names New Directors



MIDDLETOWN, OH, January 4, 2000 -- AK Steel (NYSE: AKS) said it has elected Donald V. Fites and Daniel J. Meyer to its board of directors, effective January 1, 2000. Mr. Fites, 65, is the retired chairman and chief executive officer of Caterpillar Inc. (NYSE: CAT). Mr. Fites, who retired from Caterpillar in 1999, continues to serve on its board of directors as well as the boards of directors of AT&T, Georgia-Pacific, Exxon-Mobil and Wolverine World Wide.

   Mr. Meyer, 63, is chairman and chief executive officer of Milacron Inc. (NYSE: MZ), a Cincinnati-based plastics and metalworking technologies company. He also serves on the boards of directors of The E.W. Scripps Company, Hubbell Inc. and Broadwing Inc.

   "We welcome Don Fites and Dan Meyer to our board," said Richard M. Wardrop, Jr., chairman and chief executive officer of AK Steel. "With such outstanding credentials, I am certain they will bring valuable contributions to our company."

   AK Steel produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets, as well as standard pipe and tubular steel products. AK Steel is headquartered in Middletown, Ohio. It employs about 11,300 men and women in plants and offices in Middletown, Coshocton, Mansfield, Warren and Zanesville, Ohio; Ashland, Kentucky; Rockport, Indiana; and Butler, Sharon and Wheatland, Pennsylvania. AK Steel also produces snow and ice control products, and operates a major industrial park on the Houston, Texas ship channel. Note to Editors: Additional information about AK Steel is available on the company's web site at www.aksteel.com.